Filed with the Securities and Exchange Commission on October 28, 2003

Securities Act Registration No. 333-48607

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8/A
POST EFFECTIVE AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COWLITZ BANCORPORATION
(Exact name of registrant as specified in its charter)
Washington (State of incorporation)	91-1529841 (I.R.S. Employer Identification No.)
927 Commerce Avenue, Longview, Washington (Address of principal executive offices)	98632 (Zip Code)

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Richard J. Fitzpatrick
President and Chief Executive Officer
927 Commerce Avenue
Longview, Washington 98632
(360) 423-9800
(Name, address and telephone number
of agent for service)

Copies to:
Kenneth E. Roberts, Esq.
Foster Pepper Tooze LLP
601 S.W. Second, Suite 1800
Portland, Oregon 97204

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        In accordance with the instructions to Part I of Form S-8, the information required to be set forth in Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        At Cowlitz Bancorporation's annual meeting of shareholders held on May 22 2003, shareholders approved amendments to the Employee Stock Purchase Plan in the form of an Amended and Restated Employee Stock Purchase Plan.

Item 3. Incorporation of Documents by Reference.

        Pursuant to a Registration Statement on Form S-8 (Registration No. 333-48607), filed with the SEC on March 25, 1998, Cowlitz registered shares of its common stock to be purchased by employees pursuant to the Cowlitz Bancorporation Employee Stock Purchase Plan. The previously filed Form S-8 referred to above is incorporated by reference in this Registration Statement.

        The following documents filed by Cowlitz Bancorporation with the SEC are also incorporated by reference in this Registration Statement:

  The Company's annual report for the period ending December 31, 2002 on Form 10-K filed with the Commission on March 31, 2003

  The Company's quarterly reports on Form 10-Q for the period ending March 31, 2003 filed with the Commission on May 15, 2003 and the period ending June 30, 2003 filed with the Commission on August 14, 2003 (File No. 000-23881)

  The description of the Common Stock contained in the Company's registration statement on Form S-1, Registration No. 333-44355, filed with the SEC on January 15, 1998

        All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Under the Washington Business Corporation Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (i) the person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and (ii) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of the corporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

        The Washington Business Corporation Act further provides that a company's Articles of Incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (i) any breach of the directors' duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit.

        The Restated Articles of Incorporation of the Company provide that the Company will indemnify its directors and officers, to the fullest extent permissible under the Washington Business Corporation Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer of the company or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

        The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify the directors and officers of the Company for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with the Company, to the fullest extent permitted by law. These provisions do not limit the rights of the Company or any shareholder to see non-monetary relief, and do not affect a director's or officer's responsibilities under any other laws, such as securities or environmental laws.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference are listed on the Exhibit Index, which follows the signature page.

Item 9. Undertakings.

        The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longview, State of Washington, on the 21st day of October, 2003.
COWLITZ BANCORPORATION By: /s/ Richard J. Fitzpatrick Richard J. Fitzpatrick, President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose individual signature appears below hereby authorizes and RICHARD J. FITZPATRICK and BENJAMIN NAMATINIA, and each of them, with full power of substitution to act as his true and lawful attorney in fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
By: /s/ Richard J. Fitzpatrick Richard J. Fitzpatrick President, Chief Executive Officer and Director	Date: October 21, 2003
By: /s/ Ernie Ballou Ernie Ballou, Vice President and Director	Date: October 21, 2003
By: /s/ Benjamin Namatinia Benjamin Namatinia, Chairman of the Board	Date: October 21, 2003
By: John S. Maring, Director	Date: October ___, 2003
By: /s/ Mark F. Andrews Mark F. Andrews, Jr., Director	Date: October 21, 2003
By: /s/ Donna Gardner Donna Gardner, Chief Financial Officer	Date: October 21, 2003

EXHIBIT INDEX

Exhibit
4.1 *	Amended and Restated Articles of Incorporation
4.2 *	Amended and Restated Bylaws
4.3 **	Amended and Restated Employee Stock Purchase Plan
5.1 ***	Opinion of Foster Pepper & Shefelman PLLC
23.1	Consent of Moss Adams LLP
23.2	Consent of Foster Pepper & Shefelman PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page)

*     Incorporated by reference to the registrant's Registration Statement on Form S-1, Reg. No. 333-44355.

**   Incorporated by reference to Appendix A to the Definitive Proxy Statement filed by the registrant on April 15, 2003.

*** Previously filed

[LETTERHEAD OF MOSS ADAMS LLP]

EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8/A of Cowlitz Bancorporation of our report dated February 4, 2003, incorporated by reference in the Annual Report on Form 10-K of Cowlitz Bancorporation for the year ended December 31, 2002.

/s/ Moss Adams LLP

Portland, Oregon
October 7, 2003